STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

May 7, 2019

Job Number: C20190502-2415
Reference Number: 00011317566-70
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20190086962-43	Amendment	2 Pages/1 Copies

Respectfully,

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

Certified By: Paul Reyes
Certificate Number: C20190502-2415

090204

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190086962-43
Secretary of State	Filing Date and Time: 02/27/2019 11:15 AM
State of Nevada	Entity Number: C9711-2004

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Eagle Oil Holding Company Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
The Convertible Series A Preferred Stock shall be convertible into common shares and have voting rights at a ratio of 1000 Convertible Series A Preferred Stock for every one common share.

The Convertible Series C Preferred Stock shall be convertible into common shares and have voting rights at a ratio of 1000 Convertible
Series C Preferred Stock for every one common shares.

The corporation shall authorize a million Preferred shares designated as Convertible Series B Preferred Stock with a par value of $0.001that shall be convertible into common stock at a ratio of 1,000,000 common shares for each single Convertible Series B Preferred stock with this ratio never to be adjusted. This class of preferred shares shall not be subject to any dilution nor any adverse effects as a result of any reverse splits. Further, these

shares shall have voting rights valued as if converted at the above ratio. Holders that are non-directors can only convert their preferred shares into common shares so that their beneficial ownership never exceeds 9.9%
of the current issued and outstanding share count.

The block of preferred shares held by any holder under 5% of the total issued and outstanding will be redeemable at the discretion
of the company for the sum of $100,000 per holder.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X M Cammarata

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompenied by appropriate fees.